Exhibit 99.1

Press Release issued March 24, 2003

AIRBORNE CONFIRMS DISCUSSIONS WITH DHL

REGARDING POTENTIAL TRANSACTION

Seattle, Washington – March 24, 2003 – Airborne, Inc. (NYSE: ABF) today confirmed it is in discussions with DHL Worldwide Express regarding a potential transaction in which DHL would acquire Airborne’s ground operations for cash at a premium to Airborne’s current share price. As part of the transaction, Airborne’s air operations would become an independent public company that would continue to be wholly owned by Airborne’s current shareholders.

While Airborne believes such a transaction would have significant strategic benefits to its customers, employees, and shareholders, no agreement has been reached and there can be no assurance one will be reached. A statement from an Airborne spokesman, quoted on Reuters earlier today, is inaccurate. If an agreement is reached, it will be subject to a number of conditions, including stockholder and regulatory approvals. Airborne does not intend to make any further public announcements regarding these discussions until an agreement is reached or discussions are terminated.

About Airborne, Inc.:

Airborne, Inc. is the holding company for Airborne Express. For more than 50 years, Airborne Express has served the shipping needs of business customers around the world. Today, Airborne offers total distribution solutions by providing customers time-sensitive delivery of documents, letters, small packages, and freight to virtually every U.S. ZIP code and more than 200 countries. Customers can select from a variety of services including same-day, next-morning, next afternoon or second-day delivery, airfreight, ocean service, and logistics management.

Contacts:

Investors:	Lanny Michael, Chief Financial Officer, (206) 830-1592
Media:	George Sard/Jim Barron/Kim Levy, Citigate Sard Verbinnen, (212) 687-8080

Business Risks and Forward-Looking Statements:

This press release contains forward-looking statements that the Company intends to be covered by the safe harbor provisions for forward-looking statements. These forward-looking statements involve risks and uncertainties. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking statements, including, but not limited to, domestic and international economic conditions, the impact of war and terrorism on the air package delivery business, the ability to mitigate rising fuel costs, competitive pressure, maintaining customer relationships, changes in customers’ shipping patterns, and other risks and uncertainties that are described in the reports that the Company files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.